Consent of Independent Auditors



We consent to the incorporation by reference in this Annual Report (Form 10-K) of HRPT Properties Trust of our report dated February 5, 1999, included in the Current Report on form 8-K of HRPT Properties Trust dated March 5, 1999, filed with the Securities and Exchange Commission.

Our audits also included the financial statement schedules of HRPT Properties Trust listed in Item 14(a). These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.





                                                           /s/ ERNST & YOUNG LLP
                                                           ERNST & YOUNG LLP

Boston, Massachusetts
March 30, 1999